FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) or Suspension of Duty to File Reports Under Sections 13 and 13(d) of the Securities
                                  Exchange Act

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Commission File Number 0-15347

                             GROWTH HOTEL INVESTORS
             (Exact name of registrant as specified in its charter)

                          One Insignia Financial Plaza
                                 P.O. Box 1089
                        Greenville, South Carolina 29602
                        Telephone Number (864) 239-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  (x)         Rule 12h-3(b)(1)(ii)    ( )
               Rule 12g-4(a)(1)(ii) ( )         Rule 12h-3(b)(2)(i)     ( )
               Rule 12g-4(a)(2)(i)  ( )         Rule 12h-3(b)(2)(ii)    ( )
               Rule 12g-4(a)(2)(ii) ( )         Rule 15d-6              ( )
               Rule 12h-3(b)(1)(i)  ( )

Approximate number of holders of record as of the certification or notice date:

                                      None

Pursuant to the requirements of the Securities Exchange Act of 1934 Growth Hotel Investors has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     GROWTH HOTEL INVESTORS

                                     BY:  MONTGOMERY REALTY COMPANY 85
                                          Its General Partner

                                     BY:  NPI Realty Management Corp.
                                          Its Managing General Partner

DATE: August 14, 1998                BY:  /s/ William H. Jarrard, Jr.
                                          William H. Jarrard, Jr.
                                          President and Director

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed under the signature.